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Exhibit 99.1

FOR IMMEDIATE RELEASE

Aspen Technology Reports Higher Second Quarter Software
License Revenue and GAAP Profitability

Continued operational improvement drives earnings growth

        CAMBRIDGE, Mass.—January 22, 2004—Aspen Technology, Inc. (NASDAQ: AZPN) today reported financial results for its fiscal 2004 second quarter and six months ended December 31, 2003.

        Total revenues for the second quarter totaled $80.4 million, with software license revenues of $37.7 million and services revenues of $42.7 million. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported second quarter net income of $560,000, or $0.01 per diluted share, compared to a net loss of $136.9 million or ($3.59) per diluted share in the same period last year. Excluding the preferred stock dividend and discount accretion, the company reported second quarter net income of $3.9 million, or $0.05 per diluted share compared to pro forma (non-GAAP) net income of $643,000, or $0.02 per diluted share, in the second quarter of fiscal 2003.

        "During the second quarter, we continued to build upon the operational performance and financial foundation that we worked hard to establish at AspenTech over the previous four quarters," said David McQuillin, President and CEO of AspenTech. "With the significant structural changes behind us, we have now turned our full attention to focusing on the execution of our business strategy to deliver sustainable, profitable growth for our shareholders. With economic indicators steadily improving, we are beginning to see pockets of strength in our customer base and we are moving aggressively to capitalize on these opportunities.

        "Our strategy to deliver business value with vertical software solutions to the emerging enterprise operations management (EOM) market is gaining momentum. We are encouraged by our customers' response to the benefits they are receiving from some of our newer products such as Aspen Operations Manager and the new functionality we have added to our supply chain planning solutions over the past year which has strengthened demands for this technology from the petroleum, chemicals and consumer goods markets."

Second Quarter Highlights

        AspenTech accomplished the following in the second quarter:

  •
  Significantly improved year-over-year GAAP net income.

  •
  Pro forma (non-GAAP) net income increased six-fold from the year-ago quarter and more than eight-fold sequentially.

  •
  Increased cash balance by more than $23 million to approximately $125 million.

  •
  Closed 9 transactions of approximately $1 million or greater, compared to 5 transactions last year.

  •
  Signed significant license transactions with Saudi Aramco, Anadarko Petroleum Corporation, Aker Kvaerner, Stone & Webster and Akzo Nobel.

  •
  Reduced total expenses by approximately seven percent year-over-year and delivered a sequential decline for the third straight quarter. Fiscal 2004 second quarter total expenses include a $2 million accrual for legal fees related to the FTC proceeding.

  •
  Lowered DSOs for billed receivables by 11 days to 72 days compared to 83 days in the second quarter of fiscal 2003.

  •
  Delivered on new product development commitments with commercial availability of Aspen RefSYS 1.0, HYSYS Upstream Oil & Gas Option 1.0, and new functionality for Aspen Operations Manager.

  •
  Purchased $7.0 million of the company's 5.25% subordinated debentures at a discount to par in January 2004.

        Charles Kane, Senior Vice President & CFO, commented, "We have made measurable improvement in almost every aspect of our financial performance, both sequentially and on a year-over-year basis. Our reduction in operating expenses and a more favorable revenue mix drove an improvement in operating margins this quarter."

        Total revenues for the six months ended December 31, 2003 totaled $157.4 million, with software license revenues growing by approximately ten percent year-over-year to $72.8 million and services revenue totaling $84.6 million. On a GAAP basis, the company reported net income of $4.9 million, or $0.10 per diluted share compared to a net loss of $149.9 million or ($3.93) per diluted share for the same period last year. Fiscal 2004 GAAP earnings include a one-time gain of $6.5 million relating to the retirement of the Series B preferred stock. On a pro forma (non-GAAP) basis, excluding this one-time gain as well as the preferred stock dividend and discount accretion, the company reported net income of $4.4 million, or $0.06 per diluted share compared to a pro forma (non-GAAP) loss of $10.1 million or ($0.26) per diluted share in the prior year.

        The company will hold a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 5:00 p.m. eastern time on Thursday, January 22, 2004. Interested parties may listen to a live webcast of the call by logging on to AspenTech's website: http://www.aspentech.com and clicking on the "Webcast" link under the Investor Relations section of the site. A replay of the call will be archived on AspenTech's website for the next twelve months and will also be available for forty-eight hours via telephone, beginning at 8:00 p.m. eastern time on January 22, 2004, by dialing (800) 642-1687 and entering in confirmation code: 4734628.

Pro Forma Results

        AspenTech reports pro forma financial results, which exclude certain non-operational, non-cash and other specified charges that management generally does not consider in evaluating the Company's ongoing operations. These results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as "GAAP"). Management believes this pro forma measure helps indicate underlying trends in the Company's business, and uses this pro forma measure to establish budgets and operational goals that are communicated internally and externally, to manage the Company's business and to evaluate its performance. A reconciliation of pro forma to GAAP is included in the attached condensed consolidated financial statements.

About AspenTech

        Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech's engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset's operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains, by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for enterprise operations management (EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech's software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, Foster Wheeler, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.

        The third and fourth paragraphs of this press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term "will," "should," "could," "anticipates," "believes" or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech's expectations based on a number of risks and uncertainties, including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; the FTC's investigation of AspenTech's acquisition of Hyprotech; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech's ability to raise additional capital as required; AspenTech's ability to integrate the operations of acquired companies; intense competition; AspenTech's need to develop and market products successfully; reliance on relationships with strategic partners; and other risk factors described from time to time in AspenTech's periodic reports and registration statements filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

        AspenTech and the Aspen logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contacts:

For Investors:	For Media:
Joshua Young Aspen Technology, Inc. (617) 949-1274 joshua.young@aspentech.com	Peter Watt Aspen Technology, Inc. +44 1223 819-752 peter.watt@aspentech.com

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ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
REVENUES:
Software licenses	$37,759	$36,781	$72,822	$66,427
Services	42,661	46,192	84,612	93,796

Total revenues	80,420	82,973	157,434	160,223

EXPENSES:
Cost of software licenses	4,315	3,511	7,932	6,846
Cost of services	24,246	26,823	48,878	54,831
Selling and marketing	23,589	27,031	47,463	56,185
Research and development	14,294	15,997	30,300	33,742
General and administrative	8,167	8,923	16,907	18,744
Restructuring & Other One Time Charges	2,000	135,244	2,000	135,244

Total costs and expenses	76,611	217,529	153,480	305,592

Income (loss) from operations	3,809	(134,556)	3,954	(145,369)
Other income (expense), net	523	(313)	295	(814)
Interest income, net	895	268	1,617	849

Income (loss) before provision for income taxes	5,227	(134,601)	5,866	(145,334)
Provision for income taxes	1,315	—	1,503	—

Net income (loss)	3,912	(134,601)	4,363	(145,334)
Accretion of preferred stock discount and dividend[1]	(3,352)	(2,287)	500	(4,521)

Net income (loss) applicable to common stockholders	$560	$(136,888)	$4,863	$(149,855)

EARNINGS PER SHARE:
Basic net income (loss) per common share	$0.01	$(3.59)	$0.12	$(3.93)

Diluted net income (loss) per common share	$0.01	$(3.59)	$0.10	$(3.93)

Weighted average shares outstanding—Basic	40,175	38,128	39,967	38,092

Weighted average shares outstanding—Diluted	50,315	38,128	46,337	38,092

PRO FORMA EARNINGS PER SHARE:

Pro forma net income (loss) excludes Accretion of preferred stock discount and dividend for all periods and Restructuring and other charges for the periods ended December 31, 2002, and pro forma weighted average shares outstanding assumes the conversion of the Series D preferred stock to common stock.
Net income (loss)	$3,912	$643	$4,363	$(10,090)

Diluted earnings (loss) per share	$0.05	$0.02	$0.06	$(0.26)

Weighted average shares outstanding—diluted	86,651	39,560	73,589	38,092

Detail of this amount is provided on the reconciliation of net income (loss) to pro forma net income (loss)

Supplemental information—Reconciliation of net income (loss) to pro forma net income (loss)

	Three Months Ended		Six Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net income (loss)	$560	$(136,888)	$4,863	$(149,855)
Adjustments to net income (loss):
Restructuring and other charges	—	135,244	—	135,244
Preferred stock discount and dividend accretion	3,352	2,287	5,952	4,521
Gain on conversion of Series B redeemable preferred stock	—	—	(6,452)	—

Pro forma net income (loss)	$3,912	$643	$4,363	$(10,090)

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2003	June 30, 2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$124,941	$51,567
Accounts receivable, net	64,574	77,725
Unbilled services	16,389	15,279
Current portion of long-term installments receivable, net	15,201	34,720
Deferred tax asset	2,929	2,929
Prepaid expenses and other current assets	8,930	11,581

Total current assets	232,964	193,801

Long-term installments receivable, net	69,347	73,377
Equipment and leasehold improvements, net	25,840	31,158
Computer software development costs, net	18,411	17,728
Intangible assets, net	37,958	41,279
Purchased intellectual property, net	1,578	1,861
Deferred tax asset	13,829	13,831
Other assets	4,235	5,445

Total assets	$404,162	$378,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$2,427	$3,849
Amount owed to Accenture	—	8,162
Accounts payable and accrued expenses	67,957	82,094
Unearned revenue	21,577	20,492
Deferred revenue	35,287	37,266

Total current liabilities	127,248	151,863

Long-term debt, less current maturities	76,450	89,911
Deferred revenue, less current portion	7,741	9,815
Deferred tax liability	13,391	13,258
Other liabilities	11,032	16,009

Redeemable preferred stock	99,903	57,537
Total stockholders' equity	68,397	40,087

Total liabilities and stockholders' equity	$404,162	$378,480

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Exhibit 99.1